Exhibit 10.15

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL. CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT TO THE SEC UPON REQUEST.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of the Effective Date by and among (a) SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY (“Bank”), and (b) (i) NODTHERA INC., a Delaware corporation (“US Borrower”) and (ii) NODTHERA LIMITED, a company incorporated in Scotland with company number SC540381 and having its registered office at 13 Queens Road, Aberdeen, Scotland, AB15 4YL (“Scottish Borrower”; individually and collectively, jointly and severally, “Borrower”). The parties agree as follows:

1LOAN AND TERMS OF PAYMENT

1.1Term Loan.

(a)Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Draw Period, Bank shall make term loan advances in an amount not exceeding the Term Loan Availability Amount (each such advance is referred to herein as a “Term Loan Advance” and, collectively, as the “Term Loan Advances”). Borrower may request Term Loan Advances as set forth on Schedule I hereto.

(b)Repayment. Borrower shall repay each Term Loan Advance as set forth in Schedule I hereto. All outstanding principal and accrued and unpaid interest under each Term Loan Advance, and all other outstanding Obligations with respect to such Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.

(c)Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advances at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (B) the Final Payment, and (C) all other outstanding sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

(d)Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Final Payment, and (iii) all other outstanding sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

1.2Payment of Interest on the Credit Extensions.

(a)Interest Payments. Interest on the outstanding principal amount of each Term Loan Advance is payable as set forth on Schedule I hereto.

(b)Interest Rate.

(i)Term Loan Advances. Subject to Section 1.2(c), the outstanding principal amount of any Term Loan Advance shall accrue interest as set forth on Schedule I hereto.

(ii)All-In Rate. Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Obligations is less than zero percent (0.0%), such interest rate shall be deemed to be zero percent (0.0%) for all purposes of this Agreement.

(c)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is three percent (3.0%) above the rate that is otherwise applicable thereto (the “Default Rate”), unless the Bank otherwise elects in writing, in its sole discretion, to impose a lesser or no increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 1.2(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d)Adjustment to Interest Rate. Each change in the interest rate applicable to any amounts payable under the Loan Documents based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of such change.

(e)Interest Computation. Interest shall be computed as set forth on Schedule I hereto. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

1.3Fees. Borrower shall pay to Bank:

(a)Final Payment. The Final Payment, when due hereunder;

(b)Success Fee. Borrower shall pay to Bank a success fee in the amount of $275,000.00 (the “Success Fee”), which Success Fee shall be fully earned as of the date hereof and payable in a single cash installment of immediately available funds not later than thirty (30) days following the occurrence of the Success Fee Event. Borrower hereby acknowledges and agrees that if the other Obligations are paid in full and the other provisions of this Agreement are terminated, and notwithstanding anything to the contrary contained in a payoff letter provided by Bank, this Section 1.3(b) shall survive such termination and the Success Fee shall continue to be due and payable within 30 days after the occurrence of the Success Fee Event; and

(c)Bank Expenses. Borrower shall pay to Bank all Bank Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank). Borrower has paid to Bank a good faith deposit of $30,000.00 prior to the date hereof which shall be applied towards Bank Expenses incurred through the Effective Date, with remaining proceeds (if any) refunded to Borrower.

Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 1.3 pursuant to the terms of Section 1.4(c). Bank shall provide Borrower written notice of deductions made pursuant to the terms of the clauses of this Section 1.3.

1.4Payments; Application of Payments; Debit of Accounts.

(a)All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Bank has the right to determine in its commercially reasonable discretion the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)Bank may debit the Designated Deposit Account (or, if funds in the Designated Deposit Account are insufficient or if an Event of Default has occurred and is continuing, any other account of Borrower maintained with Bank (other than any Excluded Account), for principal and interest payments or any other amounts Borrower owes Bank when due and owing under the Loan Documents. These debits shall not constitute a set-off. Set-off includes Scots law rights of retention, compensation and the balancing of accounts in insolvency.

1.5Change in Circumstances.

(a)Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, Bank, (ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If Bank determines that any Change in Law affecting Bank regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of this Agreement, any term loan facility, or the Credit Extensions made by Bank to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for any such reduction suffered.

(c)Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section 1.5 shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect).

1.6Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.6) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.6) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.6, Borrower shall deliver to Bank a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(e)Status of Bank. If Bank (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Bank shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

(f)Treatment of Certain Refunds. If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of Bank, shall repay to Bank the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will Bank be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place Bank in a less favorable net after-Tax position than Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g)Survival. Each party’s obligations under this Section 1.6 shall survive the resignation or replacement of Bank or any assignment of rights by, or the replacement of, Bank, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

1.7Procedures for Borrowing.

(a)Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement (which must be satisfied no later than 12:00 p.m. Pacific time on the applicable Funding Date), to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by 12:00 p.m. Pacific time at least two (2) Business Days prior to the proposed Funding Date of the Term Loan Advance. Such notice shall be made through Bank’s online banking platform by an individual duly authorized by an Administrator, by electronic mail or by telephone. In connection with any such notification, Borrower shall deliver to Bank by electronic mail or through Bank’s online banking platform a completed Payment/Advance Form executed by an Authorized Signer and such other reports and information as Bank may reasonably request. Such Payment/Advance Form and other information (if any) must be received by Bank prior to 12:00 p.m. Pacific time on the requested Funding Date. Bank shall have determined to its reasonable satisfaction that any notice of or request for Term Loan Advances has been duly authorized by Borrower. Bank may rely on any notice given by a person whom Bank reasonably believes is an Authorized Signer or other individual authorized by an Administrator. In accordance with Section 11.3(a), Borrower will indemnify Bank for any loss Bank suffers due to such belief or reliance.

(b)Bank shall credit proceeds of a Credit Extension made hereunder to the Designated Deposit Account or such other account at Bank designated in writing by Borrower from time to time. Bank may make Term Loan Advances under this Agreement based on instructions from an Authorized Signer or other individual authorized by an Administrator, or without instructions if such Term Loan Advances are necessary to meet Obligations which have become due.

2CONDITIONS OF CREDIT EXTENSIONS

2.1Conditions Precedent to Initial Credit Extension. The effectiveness of this Agreement and Bank’s obligation to make the initial Credit Extension shall be subject to the satisfaction or waiver, of the following conditions precedent:

(a)Loan Documents. Bank shall have received each of the following, each of which shall be in form and substance reasonably satisfactory to Bank:

(i)duly executed Loan Documents;

(ii)duly executed Perfection Certificate of each Borrower;

(iii)duly executed Stock Pledge Agreement;

(iv)duly executed Bond and Floating Charge; and

(v)a legal opinion of (i) US Borrower’s counsel with respect to US Borrower and (ii) of Bank’s Scottish counsel with respect to Scottish Borrower, in each case, dated as of the Effective Date.

(b)Corporate Borrowing Certificates (or equivalent Officers’ Certificates); Certified Operating Documents; Good Standing Certificates. Bank shall have received (i) a certificate duly executed by a Responsible Officer, director or secretary of Borrower with respect to Borrower attaching: (A) Operating Documents or constitutional documents (including articles and a certificate of incorporation as applicable) (B) Borrowing Resolutions, and (ii) long-form good standing certificates of US Borrower certified by the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of the Commonwealth of Massachusetts, in each case as of a date no earlier than 30 days prior to the Effective Date and (C) a copy of a resolution signed by all the holders of the issued shares in the Borrower (as applicable), approving the terms of, and the transactions contemplated by this Agreement.

(c)Due Diligence. Bank shall have (i) completed a due diligence investigation of the Borrower, and with results, satisfactory to Bank and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested; (ii) received certified copies, dated as of a recent date, of searches for financing statement filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan Advance, will be terminated or released, and (iii) received all asset appraisals, field audits, and such other reports and certifications, as Bank has reasonably requested.

(d)Insurance. Bank shall have received evidence reasonably satisfactory to Bank that the insurance policies required by Section 5.5 hereof are in full force and effect.

(e)Patriot Act, etc. Bank shall have received all documentation and other information requested (including beneficial ownership information) in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act, and Borrower shall have satisfied all requirements related thereto.

(f)Receipt of such other documents or certificates, and completion of such other matters, as Bank shall have reasonably requested.

2.2Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)receipt of payment of the fees and Bank Expenses then due as specified in Section 1.3 hereof;

(b)receipt of Borrower’s Credit Extension request and the related materials and documents as required by and in accordance with Section 1.7;

(c)the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of any Credit Extension request and as of the Funding Date of each such Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or immediately result from the Credit Extension. Each such Credit Extension hereunder is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true and correct in all material respects as of the date of the making thereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(d)Bank determines to its satisfaction that there has not been a (i) material impairment in the general affairs, management, results of operation, financial condition, nor any material adverse deviation by Borrower from the business plan of Borrower presented to and accepted by Bank as of the Effective Date (or from a business plan of Borrower presented to and accepted by Bank subsequent to the Effective Date pursuant to Section 5.3), or (ii) Material Adverse Change.

2.3Covenant to Deliver. Borrower shall deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. A Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any such Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3CREATION OF SECURITY INTEREST

3.1Grant of Security Interest.

(a)Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

(b)Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject to Permitted Liens).

3.2Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or appropriate by Bank to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.

3.3Termination. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive the termination of this Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive the termination of this Agreement) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank’s Lien on and security interest in the Collateral shall automatically and immediately be terminated and released without further action by either party and all rights therein shall revert to Borrower. Upon such termination, and from time to time thereafter, Bank shall, at the sole cost and expense of Borrower, execute and deliver such instruments, documents, and filings Borrower reasonably requests to evidence such termination and release. In the event (a) all Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its commercially reasonable discretion for Bank Services consistent with Bank’s then current practices, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least (x) 105.0% of the face amount of all such Letters of Credit denominated in Dollars and (y) 115.0% of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by Bank in its commercially reasonable discretion to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.

4REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

4.1Due Organization, Authorization; Power and Authority.

(a)Borrower and each of its Subsidiaries are each duly existing and in good standing as a Registered Organization in their respective jurisdiction of formation and are qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b)All information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true and correct in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and the Perfection Certificate shall be deemed to be updated to the extent such notice is provided to Bank of such permitted update, and provided that the Perfection Certificate shall be deemed to be updated to reflect the information provided in any notice that is required or permitted to be delivered (and is actually delivered) by Borrower to Bank pursuant to the terms of this Agreement).

(c)The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or any such Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Applicable Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets are bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 5.2(b)) or financing statements filed in connection herewith), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any of its Subsidiaries is bound. Neither Borrower nor any of its Subsidiaries are in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s or any of its Subsidiary’s business or operations.

4.2Collateral.

(a)The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b)Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts (i) described in the Perfection Certificate delivered to Bank in connection herewith or (ii) as disclosed to Bank by Borrower in writing pursuant to the terms of Section 5.7(c) and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, to the extent required by and pursuant to the terms of Section 5.7(c). The Accounts are bona fide, existing obligations of the Account Debtors.

(c)Other than Collateral (other than mobile equipment such as laptop computers and personal digital assistants in the possession of Borrower’s employees or agents in the ordinary course of business) with a value of no more than $300,000.00, individually or in the aggregate, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate (or any permitted updates thereto) or as permitted pursuant to Section 6.2. None of the components of the Collateral (other than mobile equipment such as laptop computers and personal digital assistants in the possession of Borrower’s employees or agents in the ordinary course of business) with a value in excess of $300,000.00, individually or in the aggregate, for all locations shall be maintained at locations other than as provided in the Perfection Certificate (or any permitted updates thereto) or as permitted pursuant to Section 6.2.

(d)All Inventory is in all material respects of good and marketable quality, free from material defects.

(e)Borrower owns, or possesses the right to use to the extent necessary in its business, all Intellectual Property, licenses and other intangible assets that are used in the conduct of its business as now operated, except to the extent that such failure to own or possess the right to use such asset would not reasonably be expected to have a material adverse effect on Borrower’s business or operations, and no such asset, to the best knowledge of Borrower, conflicts with the valid Intellectual Property, license, or intangible asset of any other Person to the extent that such conflict could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(f)Except as noted on the Perfection Certificate or for which notice has been (or will be) given to Bank pursuant to and in accordance with Section 5.8(b), Borrower is not a party to, nor is it bound by, any Restricted License.

4.3Litigation. Other than as set forth in the Perfection Certificate or as disclosed to Bank pursuant to Section 5.3(j), there are no actions, investigations or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries which would reasonably be expected to result in damages or costs, including settlement payments, to Borrower of more than, individually or in the aggregate, $500,000.00, not covered by independent third party insurance as to which liability has been accepted by the carrier providing such insurance.

4.4Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by Borrower by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank by Borrower.

4.5Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries taken as a whole are able to pay their debts (including trade debts) as they mature.

4.6Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries have complied with all Applicable Law and have not violated any Applicable Law, except where the non-compliance with which or violation of which could not reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have duly complied with, and their respective facilities, business, assets, property, leaseholds, real property and Equipment are in compliance with, Environmental Laws, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or any of its Subsidiaries or relating to their respective facilities, businesses, assets, property, leaseholds, real property or Equipment under such Environmental Laws, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

4.7Subsidiaries; Investments. Borrower does not own any stock, unit, membership interest, partnership, or other ownership interest or other equity securities except for Permitted Investments.

4.8Tax Returns and Payments; Pension Contributions.

(a)Borrower and each of its Subsidiaries have timely filed, or submitted extensions for, all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid (or obtained validly filed extensions for) all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $500,000.00. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiary’s prior tax years which could result in additional taxes becoming due and payable by Borrower or any of its Subsidiaries in excess of $500,000.00 in the aggregate.

(b)Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

4.9Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank by Borrower in connection with the Loan Documents, as of the date such representation, warranty, or other written statement was made, taken together with all such reports, certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank by Borrower in connection with the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.10Sanctions. Neither Borrower nor any of its Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person. Neither Borrower nor any of its Subsidiaries, directors, or officers, or, to the knowledge of Borrower, any of its employees, agents or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that could cause Bank to violate any Sanctions.

4.11Healthcare Permits. (a) Borrower and each of its Subsidiaries have obtained all Healthcare Permits and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and/or operation of their respective businesses; (b) each such Healthcare Permit is valid and in full force and effect, and Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such Healthcare Permits; and (c) neither Borrower nor any of its Subsidiaries has received notice from any Governmental Authority with respect to the revocation, suspension, restriction, limitation or termination of any Healthcare Permit nor, to the knowledge of Borrower or any of its Subsidiaries, is any such action proposed or threatened in writing.

4.12Compliance with Healthcare Laws.

(a)Borrower is in compliance with all applicable Healthcare Laws. Without limiting the generality of the foregoing, Borrower has not received written notice by a Governmental Authority of any violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no investigation, inspection, audit or other proceeding involving allegations of any violation is, to the knowledge of Borrower, threatened in writing or contemplated.

(b)To the knowledge of Borrower, Borrower is not in default or violation of any law which is applicable to Borrower or its respective assets or the conduct of its respective businesses and Borrower has not been debarred or excluded from participation under a state or federal health care program, including any state or federal workers compensation program.

(c)Borrower is not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

5AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

5.1Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) as working capital or (b) to fund its general business purposes, and not for personal, family, household or agricultural purposes, and not in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption law.

5.2Government Compliance.

(a)Maintain its and all of its Subsidiaries’ legal existence (except as permitted under Section 6.3 with respect to Subsidiaries only) and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply with all Applicable Law, except where the non-compliance with which could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower and each of its Subsidiaries of their obligations under the Loan Documents to which it is a party, including any grant of a security interest to Bank. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c)Cause the operations and property of Borrower, each of its Subsidiaries, to comply with all applicable Healthcare Laws. Without limiting the foregoing, the operations and property of Borrower and each of its

Subsidiaries shall comply with HIPAA in all material respects. Borrower has established and maintains a corporate compliance program that (i) addresses the material Applicable Laws, including all applicable Healthcare Laws, of Governmental Authorities having jurisdiction over its business and operations, and (ii) if applicable, has been structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs. As of the Effective Date, Borrower has delivered to Bank an accurate and complete copy of each material report, study, survey or other document of which Borrower has knowledge that addresses or otherwise relates to the compliance by Borrower and each of its Subsidiaries, with applicable Healthcare Laws.

5.3Financial Statements, Reports.Deliver to Bank by submitting to the Financial Statement Repository:

(a)Financial Statements. Until Borrower becomes subject to the reporting requirements under the Exchange Act, no later than (i) 30 days after the last day of each calendar quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month in a form reasonably acceptable to Bank (provided the form of financial statements provided to Bank on or prior to the Effective Date shall be reasonably acceptable to Bank) and (ii) 30 days after the last day of each month, a cash flow statement;

(b)Compliance Statement. Within 30 days after the last day of each month a duly completed Compliance Statement substantially in the form of Exhibit A;

(c)10-K Reports and Annual Audited Financial Statements. Upon becoming subject to the reporting requirements under the Exchange Act, within 90 days following the end of Borrower’s fiscal year, Borrower’s 10-K report, together with audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (provided that such unqualified opinion may contain a going concern qualification typical for venture backed companies similar to Borrower) on the financial statements from any “Big Four” accounting firm, or any other independent certified public accounting firm reasonably acceptable to Bank. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided further that, to the extent the SEC has granted the ability to extend any financial statement reporting deadline generally to all non-accelerated filers and such reporting deadline would be later than the deadline set forth in this Section 5.3(c), then the applicable reporting deadline of this Section 5.3(c) shall be automatically deemed to be extended to the date of the SEC reporting deadline, without further action by any party;

(d)10-Q Reports. Upon becoming subject to the reporting requirements under the Exchange Act, within 45 days after the last day of the first three (3) fiscal quarters of US Borrower, a company prepared consolidated balance sheet, cash flow statement and income statement covering US Borrower’s consolidated operations for such quarter, consistent with such quarterly financial statements submitted to the SEC. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided further that, to the extent the SEC has granted the ability to extend any financial statement reporting deadline generally to all non-accelerated filers and such reporting deadline would be later than the deadline set forth in this Section 5.3(d), then the applicable reporting deadline of this Section 5.3(d) shall be automatically deemed to be extended to the date of the SEC reporting deadline, without further action by any party;

(e)Annual Audited Financial Statements. Until Borrower becomes subject to the reporting requirements under the Exchange Act, within 180 days following the end of Borrower’s fiscal year (commencing with Borrower’s fiscal year ended December 31, 2025), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (provided that such unqualified opinion may contain a going concern qualification typical for venture backed companies similar to Borrower) on the financial statements from any “Big Four” accounting firm, or any other independent certified public accounting firm reasonably acceptable to Bank;

(f)Annual Operating Budget and Financial Projections. Within 60 days following the end of each fiscal year of Borrower, and within ten (10) days after the approval by the Board of any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(g)SEC Filings. In the event that Borrower or any of its Subsidiaries becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any of its Subsidiaries or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h)Security Holder and Subordinated Debt Holder Reports. Within five (5) Business Days of delivery by Borrower, copies of all statements, reports and notices made generally available to Borrower’s security holders or to any holders of Subordinated Debt (solely in their capacities as security holders or holders of Subordinated Debt and not in any other role). Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address;

(i)Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(j)Legal Action Notice. Prompt written notice of any legal actions, investigations or proceedings pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, $500,000.00 or more;

(k)Tort Claim Notice. If Borrower shall acquire a commercial tort claim with a value in excess of $500,000.00, individually or in the aggregate, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank;

(l)Government Filings. Within five (5) Business Days after the same are sent or received by Borrower, copies of all material correspondence, reports, documents and other filings by Borrower or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law, in each case, that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the business of Borrower or any of its Subsidiaries;

(m)Registered Organization. If Borrower is not a Registered Organization as of the Effective Date but later becomes one, promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number;

(n)Detailed Cash Report. No later than thirty (30) days after the last day of each month, a detailed cash report in the form attached to the Compliance Statement;

(o)Default. Prompt written notice of the occurrence of a Default or Event of Default; and

(p)Other Information. Promptly, from time to time, such other information regarding Borrower or any of its Subsidiaries or compliance with the terms of any Loan Documents as reasonably requested by Bank.

Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 5.3 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing except as otherwise disclosed to Bank in writing in compliance with the terms of Section 5.3(o) hereof, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 4 are true and correct (provided that, with respect to financial statements only, such financial statements are subject to the same terms and qualifications set forth in Section 4.4 of this Agreement) in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 4.8, and (vi) as of the date of such submission, no Liens (other than Permitted Liens) have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

5.4Taxes; Pensions.

(a)Timely file, and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and timely pay (subject to validly filed extensions), and require each of its Subsidiaries to timely pay, all foreign (including in the United Kingdom), federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for (i) deferred payment of any taxes contested pursuant to the terms of Section 4.8(a) hereof, or (ii) any such taxes, assessments, deposits, and contributions owed by Borrower and each of its Subsidiaries that do not, individually or in the aggregate, exceed $500,000.00, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

(b)To the extent Borrower or any of its Subsidiaries defers payment of any contested taxes, (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”

5.5Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts customary for companies in Borrower’s size in Borrower’s industry and location and as Bank may reasonably request in writing. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank. Bank acknowledges that Borrower’s insurance policies are in a form acceptable to Bank as of the Effective Date.

(b)All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(c)Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $500,000.00, individually or in the aggregate, for all losses under all casualty policies in any twelve (12) month period, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens), and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations then due.

(d)At Bank’s reasonable written request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 5.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank 30 days’ (ten (10) days for non-payment of premium) prior written notice before any such policy or policies shall be canceled. If Borrower fails to obtain insurance as required under this Section 5.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 5.5, and take any action under the policies Bank reasonably deems prudent.

5.6Access to Collateral; Books and Records. At reasonable times, on five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be $1,000.00 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable and documented out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $2,000.00 plus any reasonable and documented out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

5.7Accounts.

(a)As of the Effective Date, Borrower shall maintain at least one (1) operating account with Bank or Bank’s Affiliates. Upon the expiration of the Transition Period, and at all times thereafter, maintain Borrower’s, any of its Subsidiaries’ (other than Securities Corp.), and any Guarantor’s operating accounts, depository accounts, excess cash and Cash Equivalents with Bank or Bank’s Affiliates; provided that Borrower shall be permitted to maintain accounts with financial institutions other than Bank or Bank’s Affiliates (individually, a “Permitted Account” and collectively, the “Permitted Accounts”), so long as (i) account balances in the name of Borrower at Bank or Bank’s Affiliates shall be in an amount equal to at least the Applicable Percentage of the Dollar Equivalent value of Borrower’s, its Subsidiaries’, and any Guarantor’s cash, in the aggregate wherever located, (ii) the Permitted Accounts shall be subject to a Control Agreement (or, in the case of accounts in foreign jurisdictions, the applicable law for perfection in such jurisdictions) in favor of Bank pursuant to the terms of Section 5.7(c), and (iii) Borrower shall at all times have unrestricted and unencumbered (other than Liens in favor of Bank under the Loan Documents) cash in accounts maintained in the name of Borrower with Bank, in an amount equal to the lesser of (A) 100.0% of the Dollar Equivalent value of Borrower’s, its Subsidiaries’, and any Guarantor’s cash, in the aggregate wherever located, and (B) 110.0% of the then-outstanding Obligations of Borrower to Bank (clauses (i) - (iii), collectively, the “Account Threshold”). Notwithstanding the foregoing, account balances in the name of Borrower outside of Bank or Bank’s Affiliates may exceed the amount allowed under the Account Threshold for two (2) Business Days, so long as (x) any and all funds maintained outside of Bank or Bank’s Affiliates in excess of the amount allowed under the Account Threshold are maintained in the Permitted Scottish Borrower JPM Account, (y) any and all funds maintained outside of Bank or Bank’s Affiliates in excess of the amount allowed under the Account Threshold are transferred into an account of Borrower maintained with Bank or Bank’s Affiliates prior to the expiration of such two (2) Business Days period (an “Account Threshold Cure Allowance”), and (z) Borrower may only utilize one (1) Account Threshold Cure Allowance in any calendar month.

(b)In addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor, shall obtain any business credit card (other than the Permitted Credit Cards) and letter of credit exclusively from Bank.

(c)In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) prior to the expiration of the Transition Period, any Permitted Account, and (ii) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such; provided, however, that the funds on deposit in such deposit accounts will at no time exceed the actual payroll, payroll taxes, withholding taxes and other employee wage and benefit payments then owing for the immediately succeeding two (2) payroll periods (or greater amount to the extent required by Applicable Law) (each such account in this clause (ii), an “Excluded Account”).

5.8Protection of Intellectual Property Rights.

(a)(i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; (ii) promptly advise Bank in writing of infringements or any other event that could reasonably be expected to materially adversely affect the value Borrower’s and each Subsidiary’s Intellectual Property material to Borrower’s or such Subsidiary’s business; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)Provide written notice to Bank within thirty (30) days after entering or after becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Bank reasonably requests in writing to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.9Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank (and if no Event of Default exists, during normal business hours) and upon at least one (1) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

5.10Formation or Acquisition of Subsidiaries; Joinder Requirement.

(a)Notwithstanding and without limiting the negative covenants contained in Sections 6.3 and 6.7 hereof, in connection with Borrower or any Guarantor forming any Subsidiary or acquiring any Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall, within thirty (30) days after the date of such formation or acquisition (including, without limitation, in connection with the Permitted Merger): (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a guaranty to become a Guarantor hereunder (as determined by Bank in its sole discretion), together with documentation, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.10 shall be a Loan Document.

(b)Notwithstanding and without limiting the negative covenants contained in Sections 6.3 and 6.7 hereof, in connection with US Borrower entering into a merger or consolidation whereby US Borrower will become a wholly-owned Subsidiary of a parent company which is a publicly traded company (the “Public Parent”), Borrower shall, within thirty (30) days after the date of such merger (including, without limitation, in connection with the Permitted Merger): (a) cause such Public Parent to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a guaranty to become a Guarantor hereunder (as determined by Bank in its sole discretion), together with documentation, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of the Public Parent, (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in the Public Parent, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.10 shall be a Loan Document.

5.11Inventory; Returns. Keep all Inventory in good and marketable condition (ordinary wear and tear and casualty damage excepted), free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $500,000.00.

5.12Further Assurances. Execute any further instruments and take such further action as Bank reasonably requests to effect the purposes of this Agreement, including, but not limited to, perfecting, protecting, and/or ensuring the priority of or continue Bank’s Lien on the Collateral (subject to Permitted Liens that are permitted to have priority over Bank’s Lien under this Agreement).

5.13Sanctions. (a) Not, and not permit any of its Subsidiaries to, engage in any of the activities described in Section 4.10 in the future; (b) not, and not permit any of its Subsidiaries to, become a Sanctioned Person; (c) ensure that the proceeds of the Obligations are not used to violate any Sanctions; and (d) deliver to Bank any certification or other evidence requested from time to time by Bank in its sole discretion, confirming each such Person’s compliance with this Section 5.13. In addition, have implemented, and will consistently apply while this Agreement is in effect, procedures to ensure that the representations and warranties in Section 4.10 remain true and correct while this Agreement is in effect.

5.14Post-Closing Conditions. Borrower shall deliver to Bank, each in form and substance satisfactory to Bank:

(a)within 30 days after the Effective Date, evidence satisfactory to Bank that the insurance endorsements required by Section 5.5 hereof are in full force and effect, including appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Bank; and

(b)upon expiration of the Transition Period, either (i) evidence satisfactory to Bank in Bank’s sole discretion that Borrower’s accounts maintained with Northern Trust Bank have been closed and all funds therein have been transferred to an account of Borrower maintained at Bank or Bank’s Affiliates, or (ii) a duly executed Control Agreement with respect to Borrower’s accounts maintained with Northern Trust Bank.

6NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

6.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus, or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of Borrower permitted under Section 6.2 of this Agreement; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) consisting of non-exclusive licenses and sublicenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and exclusive licenses and sublicenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (g) dissolutions or liquidations of Subsidiaries to the extent permitted by Section 6.3, and (h) of immaterial assets not otherwise permitted in clauses (a) through (g) with a value not to exceed $200,000.00 in the aggregate in any fiscal year.

6.2Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or incidental, ancillary, or reasonably related thereto or a natural extension thereof; (b) liquidate or dissolve or, except as permitted pursuant to Section 6.3, permit any of its Subsidiaries to liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after such Key Person’s departure from Borrower; (d) permit, allow or suffer to occur any Change in Control; or (e) without at least ten (10) days prior written notice to Bank, (i) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $500,000.00 in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $500,000.00 to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of $500,000.00 of Borrower’s assets or property, then Borrower will cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Bank. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $500,000.00 to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.

6.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), other than the Permitted Merger. A Subsidiary may (a) merge or consolidate into another Subsidiary or into Borrower or (b) dissolve or liquidate so long as all of such Subsidiary’s assets are transferred to Borrower free and clear of all Liens (other than Permitted Liens) and Indebtedness (other than Permitted Indebtedness).

6.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

6.5Encumbrance. Create, incur, allow, or suffer to exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, in each case, except for Permitted Liens and Transfers permitted by Section 6.1, permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens” herein.

6.6Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.7(a).

6.7Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities, provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) make cash payments in lieu of fractional shares in an aggregate amount not to exceed $50,000.00 per fiscal year, and (iv) repurchase the stock, partnership, membership, or other ownership interest or other equity securities of current or former employees, directors, or consultants pursuant to or otherwise in connection with stock repurchase agreements, option agreements or similar agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $400,000.00 in any fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding the foregoing, Subsidiaries of Borrower shall be permitted to pay dividends to Borrower or make distributions to Borrower.

6.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of equity securities in bona fide venture financing transactions that are not prohibited by Section 6.2, (c) the incurrence of Subordinated Debt, (d) reasonable and customary compensation arrangements with Borrower’s and its Subsidiaries employees, officers, directors and managers approved by the Board or such Subsidiary’s Board of Directors, and (e) transactions of the type described in and permitted pursuant to Sections 6.3 or 6.7.

6.9Subordinated Debt. Except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject: (a) make or permit any payment on such Subordinated Debt; or (b) amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

6.10Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, (iii) fail to comply with the Federal Fair Labor Standards Act or (iv) violate any other law or regulation, if the foregoing subclauses (i) through (iv), individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so; or (c) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

7.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Section 5 (other than Sections 5.2 (Government Compliance), 5.9 (Litigation Cooperation), 5.11 (Inventory; Returns) and 5.12 (Further Assurances)) or violates any covenant in Section 6; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a) above;

7.3Material Adverse Change. A Material Adverse Change occurs;

7.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any Subsidiary in excess of $500,000.00, individually or in the aggregate, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets with a value in excess of $500,000.00, individually or in the aggregate, by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting all or any material part of its business;

7.5Insolvency. (a) Borrower and its Subsidiaries, taken as a whole, are unable to pay their debts (including trade debts) as they become due or otherwise become insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within 45 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed);

7.6Other Agreements. There is, under any agreement to which Borrower, any of Borrower’s Subsidiaries, or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $500,000.00; or (b) any breach or default by Borrower, any of Borrower’s Subsidiaries, or Guarantor, the result of which could reasonably be expected to have a material adverse effect on Borrower’s, any of Borrower’s Subsidiaries’, or any Guarantor’s business or operations; provided, however, that the Event of Default under this Section 7.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower;

7.7Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, or litigation or other dispute resolution settlement payments by Borrower or any of its Subsidiaries, of at least $500,000.00 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the acceptance, entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree);

7.8Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank in connection with this Agreement or any Loan Document or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results);

7.9Subordinated Debt. If: (a) any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, or any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; (b) a default or event of default (however defined) has occurred under any document, instrument, or agreement evidencing any Subordinated Debt, which default shall not have been cured or waived within any applicable grace period; or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

7.10Lien Priority. There is a material impairment in the perfection or priority of Bank’s security interest in the Collateral;

7.11Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.12 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e)(i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

7.12Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially and adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially and adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

7.13Delisting. After an initial public offering of the Borrower’s common stock on a publicly-traded stock exchange or market, such shares are delisted from such exchange or market because of Borrowers’ failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on such exchange or market.

8BANK’S RIGHTS AND REMEDIES

8.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, to the extent not prohibited by Applicable Law:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other Loan Document between Borrower and Bank;

(c)demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) 105.0% of the aggregate face amount of any Letters of Credit denominated in Dollars remaining undrawn, and (B) 115.0% of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and reasonable and documented out-of-pocket costs due or reasonably estimated by Bank to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)terminate any FX Contracts (it being understood and agreed that (i) Bank is not obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and Bank may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as Bank reasonably deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by Bank arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) Bank shall not be liable to Borrower for any gain in value of a FX Contract that Bank may obtain in covering Borrower’s breach);

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank reasonably considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f)make any payments and do any acts it reasonably considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank reasonably designates at a location reasonably convenient to Bank. Bank may peacefully enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all reasonable and documented out-of-pocket expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the outstanding Obligations any (i) balances and deposits of Borrower it holds (other than in any Excluded Account), or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 8.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any account maintained with Bank (other than an Excluded Account) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).

8.2Power of Attorney. Borrower hereby irrevocably appoints Bank as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (iv) make, settle, and adjust all claims under Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Bank or a third party as the Code permits; and (b) regardless of whether an Event of Default has occurred, to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full, Bank is under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Bank shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.

8.3Protective Payments. If Borrower fails to timely obtain the insurance called for by Section 5.5 or fails to timely pay any premium thereon or fails to timely pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

8.4Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

8.5Bank’s Liability for Collateral. Bank’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession or under its control, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Bank deals with its own property consisting of similar instruments or interests. Subject to the foregoing sentence, Borrower bears all risk of loss, damage or destruction of the Collateral.

8.6No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.7Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

8.8Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be liable for the Credit Extensions and Obligations as set forth on Schedule I hereto. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other Applicable Law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 8.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

9NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Borrower:	NODTHERA INC. NODTHERA LIMITED 265 Franklin Street Suite 1702 Boston, Massachusetts, 02110-3144 Attn: Chris Guiffre; Adam King; Shawna-Gay White Email: [***] Website URL: nodthera.com

with a copy to (which shall not constitute notice):	Goodwin Procter LLP 520 Broadway, Suite 500 Santa Monica, California 90401 Attn: Kristopher J. Ring Email: [***]

If to Bank:	Silicon Valley Bank, a division of First-Citizens Bank & Trust Company 53 State Street, 28th Floor Boston, MA 02109 Attn: Lauren Cole Email: [***]

with a copy to (which shall not constitute notice):	Morrison & Foerster LLP 200 Clarendon Street Boston, Massachusetts 02116 Attn: David A. Ephraim, Esquire Email: [***]

10CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction (excluding Sections 5-1401 and 5-1402 of the New York General Obligations Law). Borrower and Bank each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION PURSUANT TO THE LOAN DOCUMENTS, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 10 shall survive the termination of this Agreement and the repayment of all Obligations.

11GENERAL PROVISIONS

11.1Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3 of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement and the repayment of all Obligations, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.

11.2Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interest in the Loan Documents to any Person who, in the reasonable estimation of Bank, is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company or (b) a vulture fund or distressed debt fund. Bank, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of the applicable lenders hereunder, and the applicable commitment(s) of, and principal amount (and stated interest) of the applicable loans owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Bank and the other lenders hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by Borrower and any lender hereunder, at any reasonable time and from time to time upon reasonable prior notice. for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the applicable Term Loan Advances or other Obligations under the Loan Documents (the “Participant Register”); provided that neither Bank nor any other lender hereunder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Term Loan Advances or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Advances or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such lender hereunder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement and the other Loan Documents notwithstanding notice to the contrary.

11.3Indemnification; Damage Waiver, etc.

(a)General Indemnification. Borrower shall indemnify, defend and hold Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Bank and its Affiliates (each, an “Indemnified Person”) harmless against: all losses, claims, damages, liabilities and related documented out-of-pocket expenses (including Bank Expenses and the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnified Person) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, Borrower’s equity holders, affiliates, creditors or any other person, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 11.3 shall be payable promptly after demand therefor. This Section 11.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Bank and its Affiliates (each, a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

This Section 11.3 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

11.4Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

11.5Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.6Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Agreement or any other Loan Document, or waiver, discharge or termination of any obligation under this Agreement or any other Loan Document, shall be effective unless, and only to the extent, expressly set forth in a writing signed by each party hereto; provided that a Loan Document may otherwise be amended in accordance with its terms. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

11.7Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

11.8Confidentiality. Bank agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Bank’s Subsidiaries and Affiliates and their respective employees, directors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of Bank’s interests under or in connection with this Agreement and their Representatives (provided, however, any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required or requested in connection with Bank’s examination or audit; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

11.9Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

11.10Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them, and other obligations owing to Bank or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.11Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

11.12Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.13Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.14Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.15Anti-Terrorism Law. Bank hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, Bank may be required to obtain, verify and record information that identifies Borrower, which information may include the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable Bank to comply with the requirements of Anti-Terrorism Law.

11.16Online Banking Platform. If Borrower uses Bank’s online banking platform in connection with this Agreement, Borrower agrees to be bound by and comply with the applicable online banking terms and conditions and related online banking documents as in effect from time to time. The online banking terms and conditions may be provided as hyperlinks or “click-through” agreements on the website, which may be updated from time to time. Continued use of Bank’s online banking platform shall constitute Borrower’s acceptance of the applicable terms and conditions. Borrower is solely responsible for any of Borrower’s employees’ or agents’ compliance with the online banking terms and conditions and shall ensure that (a) all persons utilizing Bank’s online banking platform in connection with this Agreement, including the Administrator and other users added by them, have all relevant authority to perform the specified roles and functions on Borrower’s behalf, and (b) any use of Bank’s online banking platform in connection with this Agreement complies with the terms of this Agreement. Bank shall be entitled to assume the authenticity, accuracy and completeness of any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator and are otherwise in accordance with the terms of this Agreement.

12ACCOUNTING TERMS AND OTHER DEFINITIONS

12.1Accounting and Other Terms.

(a)Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments), provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition to the foregoing, any obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

(b)As used in the Loan Documents: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

12.2Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 12.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Account Threshold” is defined in Section 5.7(a).

“Account Threshold Cure Allowance” is defined in Section 5.7(a). “Administrator” is an individual that is named:

(a)as an “Administrator” or similar role in the online banking enrollment form or related documents completed by Borrower with the authority to determine who will be authorized to use Bank’s online banking platform on behalf of Borrower in connection with this Agreement; and

(b)as an Authorized Signer of Borrower in an approval by the Board.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that

Person’s managers and members. For the avoidance of doubt, Bank is not an Affiliate of Borrower or any of its Subsidiaries.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators, including the Corporate Transparency Act.

“Applicable Percentage” means (a) prior to US Borrower becoming (1) a publicly traded company in the United States (with Bank’s prior written consent) or (2) the wholly-owned Subsidiary of a publicly traded company in the United States (with Bank’s prior written consent) and such publicly traded company has become a co-Borrower under this Agreement, 80.0%, and (b) upon US Borrower becoming (1) a publicly traded company in the United States (with Bank’s prior written consent) or (2) the wholly-owned Subsidiary of a publicly traded company in the United States (with Bank’s prior written consent) and such publicly traded company becoming a co-Borrower under this Agreement, 50.0%.

“ASU” is defined in Section 12.1(a).

“Authorized Signer” means any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 11.8.

“Bank Expenses” are all audit fees, costs and reasonable and documented out-of-pocket expenses (including reasonable, out-of-pocket and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor in connection with the Loan Documents.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Borrower’s board of directors or equivalent governing body.

“Bond and Floating Charge” is the Scots law bond and floating charge granted by the Scottish Borrower in favor of the Bank dated as of the Effective Date.

“Borrower” is set forth in the first paragraph of this Agreement.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close, except that if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall also mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Novo), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 49.0% or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) except for a change in the members of the Board resulting from the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction, during any period of 12 consecutive months, a majority of the members of the Board of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) prior to US Borrower becoming (1) a publicly traded company in the United States (with Bank’s prior written consent) or (2) the wholly-owned Subsidiary of a publicly traded company in the United States (with Bank’s prior written consent) and such publicly traded company becoming a co-Borrower under this Agreement, Novo ceases to own at least 15.0% of the voting securities of Borrower (other than transfers to such entity’s Affiliates), or (d) except as permitted by Section 6.3, at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Borrower (other than director’s qualifying shares or other similar shares as required by Applicable Law) free and clear of all Liens (except Permitted Liens).

“Change in Law” means the occurrence, after the Effective Date, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 11.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” consists of all of Borrower’s right, title and interest in and to the following personal property:

(a)(i) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)Notwithstanding the foregoing, the Collateral does not include (i) any interest of Borrower as a lessee or sublessee under a real property lease , (ii) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, (iii) Governmental Approvals issued by or from any governmental or regulatory authority if granting a security interest or Lien thereon is prohibited or would expose Borrower to the risk of termination, revocation or any similar result with respect to such Governmental Approval; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, or (iv) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

(c)Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 1.2(c).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the deposit account established by Borrower with Bank for purposes of receiving Credit Extensions made hereunder.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Draw Period” is set forth on Schedule I hereto.

“Effective Date” is set forth on Schedule I hereto.

“Environmental Laws” means any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements or governmental restrictions) relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 7.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Account” is defined in Section 5.7(c).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Credit Extensions or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 1.6, amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 1.6(e), and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) which payment shall be fully earned as of the date hereof, but payment shall be due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment of the Term Loan Advances in full, (c) as required pursuant to Sections 1.1(c) or 1.1(d), or (d) the termination of this Agreement, in an amount equal to the aggregate original principal amount of the Term Loan Advances extended by Bank to Borrower multiplied by 2.50%.

“Financial Statement Repository” is Bank’s email address specified in Section 9 or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time.

“Foreign Currency” is the lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency at a set price or on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority, including, without limitation, Healthcare Permits.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization or the local law equivalent in respect of the Scottish Borrower.

“Guarantor” is any Person providing a Guaranty in favor of Bank. Securities Corp is not a Guarantor hereunder as of the Effective Date.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Healthcare Laws” means all applicable laws relating to the operation or management of hospitalist practices, the provision of hospitalist services, proper billing and collection practices relating to the payment for healthcare services, insurance law (including law related to payment for “no-fault” claims) and workers compensation law as they relate to the provision of, and billing and payment for, healthcare services, patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of rehabilitative care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (b) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; (c) the Medicare Regulations and the Medicaid Program (Title XIX of the Social Security Act); (d) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (e) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued; (f) any laws, regulations or administrative guidance with respect to fee splitting by healthcare professionals and the corporate practice of medicine in any jurisdiction in which any Borrower or any Guarantor operates; and (g) any and all comparable state or local laws and other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (g) as may be amended from time to time and the regulations promulgated pursuant to each such law.

“Healthcare Permit” means, with respect to any Person, a permit issued or required under Healthcare Laws applicable to the business of Borrower or any Guarantor, or necessary in the testing, possession, manufacture, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower or any Guarantor.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic Clinical Health (HITECH) Act and the implementing regulations thereto.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds, letters of credit and credit cards, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit.

“Indemnified Person” is defined in Section 11.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 11.8.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy, administration, liquidation, sequestration or insolvency law (including under the Insolvency Act 1986), including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest-Only Extension Event” is set forth on Schedule I hereto.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of US Borrower’s (a) Chief Executive Officer, who is Geoff McDonough as of the Effective Date and (b) Chief Financial Officer, who is Chris Guiffre as of the Effective Date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the Stock Pledge Agreement, any Bank Services Agreement, any Control Agreements, any subordination agreement, the Bond and Floating Charge, any note, or notes or guaranties executed by Borrower or any Guarantor, landlord waivers and consents, bailee waivers and consents, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified in accordance with the terms thereof.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral taken as a whole; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations when such Obligations are due.

“Milestone Event” is set forth on Schedule I hereto.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees (other than the Success Fee), Bank Expenses, the Final Payment, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank and to perform Borrower’s duties under the Loan Documents.

“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement or limited partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” is defined Section 11.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit B. “Payment Date” is set forth on Schedule I hereto.

“Perfection Certificate” is each Perfection Certificate delivered by Borrower in connection with this Agreement.

“Permitted Account” and “Permitted Accounts” are each defined in Section 5.7(a).

“Permitted Credit Cards” is defined in clause (k) of the definition of “Permitted Indebtedness”.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date which is shown on the Perfection Certificate (other than the Permitted Credit Cards);

(c)Subordinated Debt;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(f)Indebtedness in connection with the financing of insurance premiums, in the ordinary course of business, provided such financing arrangement has been approved in writing by Bank:

(g)Indebtedness secured by Liens permitted under clauses (c) and (e) of the definition of “Permitted Liens” hereunder;

(h)Indebtedness consisting of Permitted Investments;

(i)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(j)other unsecured Indebtedness not otherwise permitted by Section 6.4 (specifically excluding any Indebtedness with respect to letters of credit and business credit cards) not to exceed $500,000.00 in the aggregate outstanding at any time; and

(k)unsecured Indebtedness in connection with Borrower’s business credit cards maintained with financial institutions other than Bank or Bank’s Affiliates in an aggregate amount not to exceed $500,000.00 at any time (collectively, the “Permitted Credit Cards”).

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)Investments consisting of Cash Equivalents;

(c)subject to compliance with Section 5.7(a) hereof, cash Investments by Borrower in Securities Corp.; provided that an Event of Default does not exist at the time of any such Investment, and would not exist immediately after giving effect to any such Investment;

(d)the Permitted Merger;

(e)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower (subject to the terms hereof);

(f)Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 5.7 of this Agreement) in which Bank has a first priority perfected security interest;

(g)Investments accepted in connection with Transfers permitted by Section 6.1;

(h)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.3 of this Agreement, which is otherwise a Permitted Investment;

(i)Investments by Borrower or a secured Guarantor in another Borrower or secured Guarantor;

(j)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(k)other Investments not otherwise permitted by Section 6.7 not exceeding $500,000.00 in the aggregate in any fiscal year.

“Permitted Liens” are:

(a)Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;

(c)purchase money Liens and capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $500,000.00 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower or its Subsidiaries, provided that (i) Bank has a first priority perfected security interest in such account (to the extent required pursuant to Section 5.7 of this Agreement) and (ii) such account is permitted to be maintained pursuant to Section 5.7 of this Agreement;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens arising from the filing of any precautionary financing statement on operating leases covering the leased property, to the extent such operating leases are permitted under this Agreement;

(i)non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(j)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.3 and 7.7.

“Permitted Merger” means a reverse merger or consolidation of US Borrower into or with another Person or entity whereby (i) US Borrower is the surviving legal entity, (ii) immediately after such merger or consolidation, US Borrower has become a publicly traded company in the United States or the wholly-owned Subsidiary of a publicly traded company in the United States, (iii) US Borrower has received unrestricted and unencumbered net cash proceeds in connection with such merger in an aggregate amount of at least $200,000,000.00, which have been deposited into an account of US Borrower maintained at Bank, and (iv) Borrower shall be in compliance with the terms of Section 5.7(a).

“Permitted Scottish Borrower JPM Account” is one (1) deposit account established after the Effective Date by Scottish Borrower that has been disclosed to Bank in writing and maintained with JPMorgan Chase Bank which is subject to the Bank’s Lien pursuant to the Bond and Floating Charge and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Scottish Borrower’s employees and identified to Bank by Borrower as such; provided, however, that the funds on deposit in the Permitted Scottish Borrower JPM Account will at no time exceed the actual payroll, payroll taxes, withholding taxes and other employee wage and benefit payments then owing for the immediately succeeding two (2) payroll periods (or greater amount to the extent required by Applicable Law).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is set forth on Schedule I hereto.

“Prime Rate Margin” is set forth on Schedule I hereto.

“Protected Person” is defined in Section 11.3.

“Register” is defined in Section 11.2.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Representatives” is defined in Section 11.8.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, director as listed on Companies House in the United Kingdom and Controller of Borrower.

“Restricted License” is any material license or other similar material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral. Off-the-shelf software, open source code, application programming interfaces (APIs) and/or other trademarks, copyrights or patents of others that are commercially available to the public under shrinkwrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements shall not constitute a Restricted License.

“Sanctioned Person” means a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is 50.0% or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.

“Scottish Borrower” is set forth in the first paragraph of this Agreement.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Corp.” is NodThera Securities Corporation, Borrower’s wholly-owned Subsidiary organized under the laws of the Commonwealth of Massachusetts.

“SPAC” means a special purpose acquisition company.

“Stock Pledge Agreement” means that certain Stock Pledge Agreement by and between Borrower and Bank dated as of the Effective Date, as amended, modified, supplemented and/or restated from time to time.

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all of Borrower’s or any of its Subsidiaries’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Success Fee” is defined in Section 1.3(b).

“Success Fee Event” means, as determined by Bank in its commercially reasonable discretion, the earliest to occur of (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of Borrower; (ii) any merger or consolidation of Borrower into or with another Person or entity, in which the stockholders of Borrower in their capacity as such immediately prior to such merger or consolidation own less than a majority of Borrower’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger or consolidation; (iii) any merger, consolidation or other business combination of Borrower into or with a SPAC (or such other publicly traded company) or a wholly-owned subsidiary of a SPAC (or such other publicly traded company); (iv) any sale or other transfer by the stockholders of Borrower of shares representing a majority of Borrower’s then-total outstanding combined voting power; or (v) the effective date of Borrower’s registration statement filed with the SEC in connection with Borrower’s initial, underwritten offering and sale of its securities to the public. The Borrower’s obligation to pay the Success Fee will survive the repayment of the Obligations and/or the expiration or other termination of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 1.1 of this Agreement.

“Term Loan Amortization Date” is set forth on Schedule I hereto.

“Term Loan Maturity Date” is set forth on Schedule I hereto.

“Term Loan Repayment Schedule” is set forth on Schedule I hereto.

“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.

“Transfer” is defined in Section 6.1.

“Transition Period” is the period commencing on the Effective Date and ending on October 15, 2026.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

“US Borrower” is set forth in the first paragraph of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

NODTHERA INC.

By:	/s/ Chris Guiffre

Name:	Chris Guiffre

Title:	Chief Financial Officer, Treasurer

NODTHERA LIMITED

By:	/s/ Chris Guiffre

Name:	Christopher D.T. Guiffre

Title:	Director

BANK:

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ Lauren Cole

Name:	Lauren Cole

Title:	Managing Director

Signature Page to Loan and Security Agreement

SCHEDULE I

LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Term Loan – Availability

Each Term Loan Advance must be in an amount equal to at least $2,500,000.00. Borrower may not request more than six (6) Term Loan Advances hereunder. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

1.1(b) – Term Loan – Repayment

Commencing on the Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay each Term Loan Advance in (i) consecutive equal monthly installments of principal in accordance with the Term Loan Repayment Schedule, plus (ii) monthly payments of accrued interest at the rate set forth in Section 1.2(b)(i).

1.2(a) – Interest Payments – Term Loan Advances

Interest on the principal amount of each Term Loan Advance is payable in arrears (A) monthly on each Payment Date commencing on the first Payment Date following the Funding Date of each such Term Loan Advance, (B) on the date of any prepayment and (C) on the Term Loan Maturity Date.

1.2(b)(i) – Interest Rate – Term Loan Advances

The outstanding principal amount of any Term Loan Advance shall accrue interest at a floating rate per annum equal to the greater of (1) 6.00% and (2) the Prime Rate minus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.2(a).

1.2(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.
8.8 – Borrower Liability

Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

12.2 – “Draw Period”

“Draw Period” is the period commencing on the occurrence of the Milestone Event and ending on the earlier to occur of (a) December 31, 2026, which shall be extended to June 30, 2027 upon achievement of the Interest-Only Extension Event, and (b) an Event of Default.

12.2 – “Effective Date”	“Effective Date” is July 17, 2026.
12.2 – “Interest-Only Extension Event”	“Interest-Only Extension Event” occurs if and when (if ever) Bank confirms in writing, on or prior to March 31, 2027, that US Borrower has consummated the Permitted Merger.
12.2 – “Milestone Event”

“Milestone Event” occurs if and when (if ever) Borrower has delivered to Bank, on or prior to July 31, 2026, evidence satisfactory to Bank, in Bank’s sole and absolute commercially reasonable discretion that (a) US Borrower has received, after May 1, 2026 but on or prior to July 31, 2026, unrestricted and unencumbered (other than Liens in favor of Bank under the Loan Documents) net cash proceeds from the issuance and sale by Borrower of its equity securities and/or convertible promissory notes which constitute Subordinated Debt to investors reasonably satisfactory to Bank in an aggregate amount equal to or greater than $15,000,000.00 and (b) US Borrower has achieved safety and efficacy data with respect to NT-0796 which is deemed sufficient by the FDA to advance into a phase 3 clinical trial as the next immediate step in clinical development, to be

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confirmed to the commercially reasonable satisfaction of Bank through discussions by and between Bank and Borrower’s investors.
12.2 – “Payment Date”	“Payment Date” is the first (1st) calendar day of each month.
12.2 – “Prime Rate”

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of North Carolina (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

12.2 – “Prime Rate Margin”	“Prime Rate Margin” is 0.75%.
12.2 – “Term Loan Availability Amount”	“Term Loan Availability Amount” is an aggregate principal amount equal to $15,000,000.00.
12.2 – “Term Loan Amortization Date”	“Term Loan Amortization Date” is July 1, 2027, which shall be extended to July 1, 2028 upon the occurrence of the Interest-Only Extension Event.
12.2 – “Term Loan Maturity Date”	“Term Loan Maturity Date” is June 1, 2030.
12.2 – “Term Loan Repayment Schedule”

“Term Loan Repayment Schedule” means the period of time equal to 36 consecutive calendar months, which period of time shall be reduced to 24 consecutive calendar months upon the occurrence of the Interest-Only Extension Event.

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EXHIBIT A

COMPLIANCE STATEMENT

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EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

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